EXHIBIT 99.1

                                           PRESS RELEASE, DATED JANUARY 18, 2002


                                  NEWS RELEASE
                                                              CONTACT ERIC GRAAP
                                                               (540) 349-0212 or
                                                         egraap@fauquierbank.com


               Fauquier Bankshares, Inc. Approves Participation in
                            Trust Preferred Financing


     WARRENTON, VA, JANUARY 18, 2002 - The board of directors of Fauquier Bankshares, Inc. (NASDAQ: FBSS) has approved the company's participation during 2002, in the approximate amount of $4,000,000, in a pool of subordinated debt securities to be issued by Fauquier Bankshares, Inc. and other financial institutions to a trust in a method generally referred to as a trust preferred financing. The approval is subject to acceptable pricing, regulatory, legal and accounting review. When and if any trust preferred securities are sold, the company intends to use the proceeds for the purpose of expansion and the repurchase of additional shares of its common stock. Under applicable regulatory guidelines, trust preferred securities can be treated as Tier 1 capital for purposes of the Federal Reserve's capital guidelines for bank holding companies.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

     This press release may contain "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the company's market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Fauquier Bankshares, Inc. undertakes no obligation to revise these statements following the date of this press release.